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                    [Credit Suisse First Boston Letterhead]

                                                                    EXHIBIT 23.6

October 28, 1999

VIA FEDEX

Board of Directors
Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501

Re:  Consent to Include Fairness Opinion in the Joint Proxy/Registration
     Statement

Dear Sirs:

Reference is made to the Engagement Letter, dated as of September 15, 1999 (the "Engagement Letter"), between Wind River Systems, Inc. (the "Company") and Credit Suisse First Boston Corporation ("CSFB") and the fairness opinion, dated as of October 21, 1999 (the "Fairness Opinion"), delivered to the Board of Directors of the Company by CSFB.

We hereby consent to the inclusion of the Fairness Opinion in the joint Registration/Proxy Statement filing on Form S-4 (the "Proxy Statement") to be distributed to the Company's stockholders in connection with their consideration of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 21, 1999, among the Company, Integrated Systems, Inc. and University Acquisition Corp., provided that the Fairness Opinion is reproduced in the Proxy Statement in its entirety and any reference to CSFB, the Fairness Opinion and any other advice rendered in connection with the Engagement Letter in the Proxy Statement will be in form and substance acceptable to CSFB and its counsel.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:  /s/ JASON DILULLO
    -------------------------------------------------
    Jason DiLullo
    Vice President